UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 10, 2007
SWIFT TRANSPORTATION CO., INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-18605	86-0666860

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 South 75th Avenue, Phoenix, Arizona		85043

(Address of Principal Executive Offices)		(Zip Code)
(602)269-9700
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐	Written communications pursuant to Rule425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes In Control Of Registrant
     On May 10, 2007, Swift Transportation Co., Inc. (the “Company”) completed its merger with Saint Acquisition Corporation (“Saint Acquisition”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 19, 2007, between the Company, Saint Acquisition and Saint Corporation (“Saint”). Pursuant to the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into the right to receive $31.55 in cash, without interest. Upon completion of the Merger, the Company became a wholly-owned subsidiary of Saint. In connection with the completion of the Merger, at the close of the market on May 10, 2007, the common stock of the Company ceased trading on NASDAQ.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In connection with the Merger, each of Jock Patton, Robert W. Cunningham, Karl Eller, Alphonse E. Frei, David Goldman, Paul M. Mecray III, Jerry Moyes, Karen E. Rasmussen and Samuel C. Cowley resigned from his or her respective position as a member of the Board of Directors, and any committee thereof, of the Company and from any other position he or she held with the Company or any of its subsidiaries. Mr. Cunningham and Glynis A. Bryan, the Chief Executive Officer and Chief Financial Officer of the Company respectively, have also resigned from such positions in connection with the Merger. Following the Merger, Robert T. Goates has been appointed by Saint to serve as the sole director of the Company. Mr. Goates also will serve as interim Chief Executive Officer and interim Chief Financial Officer of the Company. Jerry Moyes will become Chief Executive Officer of the Company upon termination of the Company’s registration as a public company.
     A copy of the press release announcing the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     Certain other information relating to the transaction is included in Schedule 13E-3 filed on May 10, 2007 by the Company and other persons involved in the transaction. Such information is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
Exhibit 99.1            Press Release dated May 10, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 10, 2007

SWIFT TRANSPORTATION CO., INC.
/s/ Robert Goates
By: Robert Goates
Interim Chief Financial Officer